Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

First Quarter 2017 Results

First quarter 2017 net income per diluted share was $2.52

Operating EPS was $2.70

First quarter 2017 return on equity excluding AOCI was 21.6 percent
 Operating ROE excluding AOCI was 23.6 percent or 26.1 percent before annual unlocking(1)

The Board approved an 11 percent increase in the regular quarterly dividend to
$0.83 per share and an additional $2.5 billion share repurchase authorization

MINNEAPOLIS — April 24, 2017 — Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2017 net income of $403 million, up 11 percent compared to a year ago, or $2.52 per diluted share, up 21 percent. Operating earnings were $432 million, up 14 percent compared to a year ago, with operating earnings per diluted share of $2.70, up 24 percent.

GAAP Results — First quarter

Net revenues of $2.9 billion increased 5 percent, or $136 million, from a year ago primarily due to strong net revenue growth in Advice & Wealth Management from growth in client assets. Net investment income also increased due to gains on investment securities in the quarter compared to losses on securities and negative market impact of hedges on investments a year ago.

Expenses of $2.4 billion increased 6 percent compared to a year ago reflecting the market impact on variable annuity guaranteed benefits and higher distribution expenses from increased advisor productivity. General and administrative expense increased 3 percent compared to a year ago and reflected the impacts of elevated DOL transition expenses, a renegotiated vendor arrangement and the beneficial impact of foreign exchange translation.

Operating Results — First quarter

Operating net revenues of $2.9 billion increased 3 percent, or $72 million, compared to a year ago. Excluding the impact of transitioning advisory accounts to share classes without 12b-1 fees, one fewer fee day and foreign exchange, operating net revenue would have increased by 5 percent due to strong net revenue growth in Advice & Wealth Management from growth in client assets.

Operating expenses of $2.3 billion increased 2 percent. General and administrative expense increased 3 percent compared to a year ago and reflected the impacts of elevated DOL transition expenses, a renegotiated vendor arrangement and the beneficial impact of foreign exchange translation.

The company continued to deliver a strong return to shareholders through share repurchases and dividends of $478 million in the quarter.

(1)             Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes and the long term care review conducted in the third quarter.

“Ameriprise had a strong first quarter led by wealth management—the primary growth engine of the company,” said Jim Cracchiolo, chairman and chief executive officer.

“Client activity was strong and assets increased across the firm. Net inflows into fee-based investment advisory accounts more than doubled from last year. Our advisors are growing productivity and benefiting from both our position as the leader in advice as well as the investments we’ve made in our technology, financial planning tools and leadership support.

“Our fee-based businesses are growing and will be larger contributors to our total earnings over time. This transition generates strong free cash flow that we invest in the business and return to shareholders.

“Our operating return on equity is consistently among the best in the industry. In fact, we’ve announced an additional $2.5 billion share repurchase authorization and another increase to our quarterly dividend, raising it 11 percent—the tenth increase in the past eight years.”

Ameriprise Financial, Inc.

First Quarter Summary

				Per Diluted Share
	Quarter Ended		%	Quarter Ended		%
	March 31,		Better/	March 31,		Better/
(in millions, except per share amounts, unaudited)	2017	2016	(Worse)	2017	2016	(Worse)
Net income	$403	$364	11%	$2.52	$2.09	21%
Adjustments, net of tax (1) (see reconciliation on p. 14)	29	14		0.18	0.08
Operating earnings (2)	$432	$378	14%	$2.70	$2.17	24%
Weighted average common shares outstanding:
Basic	157.5	172.6
Diluted	160.1	174.4

(1)     After-tax is calculated using the statutory tax rate of 35%.

(2)     The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

Results in the quarter included a number of notable items that are discussed in the segment commentary and detailed on page 13.

Taxes

The operating effective tax rate in the quarter was 16.9 percent and included a $28 million benefit related to the adoption of stock compensation accounting guidance in the first quarter. Excluding this benefit, the effective tax rate was 22.3 percent compared to 23.9 percent a year ago. The company estimates that its full year 2017 operating effective tax rate will be in the 22 to 24 percent range.

First Quarter 2017 Highlights

Ameriprise continues to transform its business mix, which enables a differentiated return of capital to shareholders and consistent investment in the business

•                  Total assets under management and administration increased 6 percent to $818 billion as Ameriprise advisor client net inflows and market appreciation more than offset asset management net outflows and the unfavorable impact of foreign exchange rates.

•                  The company continued to deliver a differentiated level of capital return to shareholders while maintaining strong balance sheet fundamentals. Excess capital was nearly $2.0 billion at the end of the quarter after the company repurchased 2.9 million shares of common stock for $357 million and paid $121 million in quarterly dividends.

•                  Given its strong balance sheet fundamentals and free cash flow generation, the company increased its regular quarterly dividend 11 percent to $0.83 per share payable on May 19, 2017 to shareholders of record as of May 8, 2017. In addition, the Board approved an additional $2.5 billion share repurchase authorization that expires on June 30, 2019.

•                  In the first quarter, the company continued to prepare advisors and clients for the Department of Labor fiduciary rule that was scheduled to be phased in beginning in April 2017. The Department has extended the applicability dates of the rule and related exemptions and the company is adjusting accordingly.

•                  The company continues to invest for business growth. This includes investments in advisor technology and tools and the evolution of the company’s Be Brilliant® advertising campaign. In addition, the company is transitioning Columbia Threadneedle’s front-, middle- and back-office capabilities to create a global platform.

Wealth Management continues to demonstrate strong results, including growth in fee-based assets, increased advisor productivity and margin expansion

•                  Advice & Wealth Management advisor client assets increased to a record $0.5 trillion, reflecting continued strength in fee-based investment advisory (wrap) net inflows, with net inflows of $3.9 billion in the quarter bringing platform AUM to $213 billion, one of the largest in the industry.

•                  Advice & Wealth Management continued to improve profitability, with pretax operating margin reaching 19.2 percent in the quarter, up from 17.1 percent a year ago. This growth reflects business initiatives that are generating strong revenue growth and continued expense discipline.

•                  Ameriprise continues to improve the productivity of its 9,668 advisors by ensuring its advisors can deliver full service financial planning to clients through industry-leading technology and tools, as well as dedicated field leadership and support. The company’s exclusive Confident Retirement® approach helps clients saving for and living in retirement, as well as clients who are in the wealth building phase of their lives, including younger investors. The company remains an attractive destination for seasoned and productive advisors, with 98 experienced advisors joining the firm during the quarter.

•                  Operating net revenue per advisor was $529,000 on a trailing twelve-month basis. During the quarter, the company successfully completed its transition to share classes without 12b-1 fees in advisory accounts, reflecting the industry movement to this product design. Operating net revenue per advisor on a quarterly basis increased 9 percent, and adjusting for the change in 12b-1 fees in both periods, operating net revenue per advisor increased 13 percent.

Global asset management platform with broad capabilities and competitive margins

•                  Asset Management adjusted net pretax operating margin was 35.0 percent reflecting AUM growth, stable fee rate and tight expense controls. Asset Management AUM grew to $467 billion, reflecting market appreciation partially offset by net outflows, which included expected outflows of former parent assets.

•                  Investment performance in equity, fixed income and multi-asset portfolios and institutional strategies remains strong. At quarter end, the company had 111 four- and five-star Morningstar-rated funds and five Columbia funds earned 2017 Lipper Fund Awards as top-performing mutual funds in their respective Lipper classifications for the period ended December 31, 2016.

•                  During the quarter, Columbia Threadneedle Investments launched a global advertising campaign highlighting the benefits of its consistent and collaborative approach to investing. The campaign features print and digital ads that promote its belief in consistency to drive investment success and are running in key markets in North America, Europe and Asia-Pacific.

•                  The Columbia Adaptive Risk Allocation Fund, the #2 fund for net flows in Morningstar’s tactical allocation category in 2016, and The Threadneedle UK Social Bond Fund have each established strong three-year track records.

Values-based, client-focused firm

•                  During the quarter, Ameriprise Financial announced its philanthropic results for 2016. Together with its employees and advisors, Ameriprise gave $13 million and logged 81,000 hours volunteering at nonprofits across the country. In keeping with its longstanding philanthropic priorities, the firm directed much of its support to nonprofits aimed at helping individuals meet basic needs like food and shelter.

In addition, Ameriprise continued its seven-year national partnership with Feeding America®, the country’s largest hunger-relief and food rescue organization. Through its partnership with Feeding America and other hunger-relief nonprofits nationwide, Ameriprise provided the equivalent of more than 8 million meals to families and individuals in 2016.

•                  Ameriprise advisors were named to multiple Top Advisor industry rankings reflecting the strength of their practices, strong compliance and/or involvement in their communities. This included nine Ameriprise advisors who were named to the Forbes Top 200 Women Wealth Advisors list, 61 advisors who were named to the Barron’s annual Top Advisor Rankings by State and 38 advisors who were named to the Financial Times Top 400 Financial Advisors list.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Advice & Wealth Management
Net revenues	$1,295	$1,198	8%
Expenses	1,047	993	(5)%
Pretax operating earnings	$248	$205	21%

Pretax operating margin	19.2%	17.1%

	Quarter Ended March 31,		% Better/
	2017	2016	(Worse)
Retail client assets (billions)	$499	$451	11%
Wrap net flows (billions)	$3.9	$1.8	NM
Brokerage cash balance (billions)	$26.2	$23.4	12%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$529	$510	4%

NM Not Meaningful — variance equal to or greater than 100%

Advice & Wealth Management pretax operating earnings increased 21 percent to $248 million driven by asset growth, higher earnings on cash balances and well controlled expenses. This resulted in strong margin expansion with a pretax operating margin of 19.2 percent, up from 17.1 percent a year ago.

Operating net revenues of $1.3 billion increased 8 percent reflecting net inflows into wrap accounts, higher earnings on cash balances and market appreciation. During the quarter, the company successfully completed its transition to share classes without 12b-1 fees in advisory accounts, which reduced revenue by $34 million. Normalizing for the 12b-1 fee impact and one less fee day during the quarter, revenue growth was 12 percent. Client asset growth remains strong as the company continues to experience growth in fee-based wrap assets.

Operating expenses increased 5 percent to $1.0 billion primarily from higher distribution expenses related to growth in wrap accounts. General and administrative expenses were up 3 percent compared to a year ago, reflecting continued strong expense controls.

Total retail client assets increased to a record $499 billion, driven by client net inflows, client acquisition and market appreciation. Wrap net inflows were $3.9 billion in the quarter, which contributed to a 16 percent year-over-year increase in balances to $213 billion. Client cash balances increased to $26.2 billion and certificates balances grew to $6.1 billion.

Total advisors were 9,668 reflecting good retention and another successful recruiting quarter, with 98 experienced advisors moving their practices to Ameriprise. Operating net revenue per advisor on a trailing 12-month basis was $529,000. Operating net revenue per advisor on a quarterly basis increased 9 percent, and after adjusting for the change made during the quarter to eliminate 12b-1 fees in advisory accounts, it increased 13 percent.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Asset Management
Net revenues	$726	$724	—
Expenses	576	575	—
Pretax operating earnings	$150	$149	1%

Pretax operating margin	20.7%	20.6%
Adjusted net pretax operating margin (1)	35.0%	34.7%

	Quarter Ended March 31,		% Better/
	2017	2016	(Worse)
Total segment AUM (billions)	$467	$464	1%

Net Flows (billions)
Global Retail net new flows, excl. former parent flows	$(3.4)	$(3.0)	(13)%
Reinvested dividends	0.4	0.4	4%
Global Retail net flows, excl. former parent flows	(3.0)	(2.6)	(14)%
Global Institutional net flows, excl. former parent flows	(0.2)	(0.6)	47%
Former parent company related net new flows	(2.4)	(4.3)	45%
Total segment net flows	$(5.6)	$(7.5)	25%

(1)See reconciliation on page 16

Asset Management reported solid pretax operating earnings of $150 million, which were impacted by one less fee day in the quarter and $6 million in lower performance fees compared to a year ago. First quarter margin reflected effective expense management—pretax operating margin was 20.7 percent compared to 20.6 percent a year ago. Adjusted net pretax operating margin remains competitive at 35.0 percent compared to 34.7 percent a year ago.

Operating net revenues of $726 million were essentially unchanged compared to a year ago reflecting market appreciation offset by one less fee day in the quarter, net outflows and foreign exchange translation. AUM increased 1 percent to $467 billion.

Operating expenses of $576 million were flat to last year and general and administrative expenses improved 3 percent compared to last year reflecting continued expense discipline and foreign exchange.

Net outflows were $5.6 billion in the quarter and included $2.4 billion of lower fee, former parent related assets. Retail net outflows, excluding former parent flows, were $3.0 billion and were consistent with industry outflows in active strategies and improving trends among UK and European investors following the Brexit vote disruption. Global institutional outflows, excluding former parent assets, included inflows of several large mandates that funded during the quarter that had been anticipated, that were essentially offset by a $1.1 billion outflow from an institutional client that continued a pattern of redeeming assets for liquidity purposes that started in 2015.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Annuities
Net revenues	$608	$596	2%
Expenses	469	472	1%
Pretax operating earnings	$139	$124	12%
Variable annuity pretax operating earnings	$116	$100	16%
Fixed annuity pretax operating earnings	23	24	(4)%
Total pretax operating earnings	$139	$124	12%
Item included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	10	(6)	NM

	Quarter Ended March 31,		% Better/
	2017	2016	(Worse)
Variable annuity ending account balances (billions)	$76.4	$74.2	3%
Variable annuity net flows (millions)	$(1,070)	$(311)	NM
Fixed annuity ending account balances (billions)	$9.8	$10.5	(7)%
Fixed annuity net flows (millions)	$(266)	$(249)	(7)%

NM Not Meaningful — variance equal to or greater than 100%

Annuities pretax operating earnings were $139 million compared to $124 million a year ago.

Variable annuity operating earnings were $116 million compared to $100 million a year ago. Earnings improved reflecting equity market growth and a favorable market impact on DAC/DSIC offset by the ongoing impact of unlocking. Variable annuity account balances increased 3 percent to $76 billion as market appreciation was partially offset by net outflows. Variable annuity cash sales declined to $0.9 billion in the quarter. Lapse rates were higher in the quarter, reflecting increased client asset transfers from variable annuities to fee-based investment advisory accounts, as well as from run-off of a closed block of policies distributed through third parties.

Fixed annuity operating earnings decreased to $23 million from $24 million a year ago due to continued spread compression and lower account balances reflecting the low interest rate environment. Account balances declined 7 percent from limited new product sales and lapses of older policies.

Ameriprise Financial, Inc. Protection Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Protection
Net revenues	$521	$542	(4)%
Expenses	458	474	3%
Pretax operating earnings	$63	$68	(7)%
Life and Health insurance net revenues	$262	$260	1%
Life and Health insurance expenses	194	179	(8)%
Life and Health insurance pretax operating earnings	$68	$81	(16)%

Auto and Home net revenues	$259	$282	(8)%
Auto and Home expenses	264	295	11%
Auto and Home pretax operating loss	$(5)	$(13)	62%

Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$(1)	NM
Life and Health reinsurance recapture and model changes	—	6	NM
Auto and Home catastrophe losses	(25)	(23)	(9)%
Total protection impact	$(24)	$(18)	(33)%

	Quarter Ended March 31,		% Better/
	2017	2016	(Worse)
Life insurance in force (billions)	$196	$196	—
VUL/UL ending account balances (billions)	$11.8	$11.2	5%
Auto and Home policies in force (thousands)	940	957	(2)%

NM Not Meaningful — variance equal to or greater than 100%

Protection pretax operating earnings were $63 million compared to $68 million a year ago.

Life and Health insurance earnings declined to $68 million from $81 million a year ago. The decrease related to the disclosed reinsurance recapture last year and higher life and disability insurance claims relative to favorable experience last year. Overall claims remain within our expectations.

Auto & Home earnings improved substantially in the quarter from improved loss performance trends that reflected changes made to product, pricing, underwriting and claims management. The loss ratio improved to 88 percent from 92 percent a year ago. Catastrophe losses were higher than anticipated at $25 million reflecting several storms in March. The company entered into new reinsurance arrangements at the beginning of the year to reduce catastrophe risk. These arrangements, combined with other changes, are expected to reduce catastrophe loss volatility going forward.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Corporate & Other, Excluding Long Term Care
Pretax operating loss	$(81)	$(50)	(62)%

Long Term Care
Pretax operating earnings	$1	$1	—

Items included in operating earnings:
DOL planning and implementation expenses	$(10)	$(5)	NM
Renegotiated vendor arrangement	(9)	—	NM
Total corporate & other impact	$(19)	$(5)	NM

NM  Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax operating loss excluding long term care was $81 million for the quarter compared to a $50 million loss a year ago. The increase in expense was primarily related to incremental Department of Labor expense of $10 million, the renegotiation of a vendor arrangement, and higher amortization relating to an increase in low income housing assets.

The Corporate & Other segment now includes the closed block of LTC insurance, which generated $1 million of earnings in the quarter.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors,

Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  The statement in this news release that the fee-based businesses will become larger contributors to total earnings over time;

•                  the statements that the company estimates that its full year 2017 operating effective tax rate, will be in the 22 to 24 percent range,

•                  the statement that reinsurance arrangements, combined with business changes, are expected to reduce the Auto & Home earnings volatility related to catastrophe losses;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                 the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the June 2016 UK referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the recent U.S. election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarter Report on Form 10-Q for the quarter ended March 31, 2017. For information about Ameriprise Financial entities, please refer to the First quarter 2017 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.

After-tax(1) Items Included in Operating Earnings

(in millions, except per share amounts, unaudited)	Quarter Ended March 31, 2017	Per Diluted Share Quarter Ended March 31, 2017
Market impact on DAC/DSIC	$7	$0.04
Auto & Home catastrophe losses	$(16)	$(0.10)
DOL planning and implementation expenses	$(7)	$(0.04)
Renegotiation of a vendor arrangement	$(6)	$(0.04)
Tax benefit from adopting new accounting standard	$28	$0.17

(1)All items except the tax benefit are shown after-tax using the statutory tax rate of 35%.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2017	2016	2017	2016
Net income	$403	$364	$2.52	$2.09
Less: Net income (loss) attributable to consolidated investment entities	1	(1)	0.01	—
Add: Market impact on variable annuity guaranteed benefits (1)	63	(17)	0.40	(0.09)
Add: Market impact on indexed universal life benefits (1)	—	(19)	—	(0.11)
Add: Market impact of hedges on investments (1)	(1)	40	(0.01)	0.23
Add: Net realized investment (gains) losses (1)	(16)	16	(0.10)	0.09
Add: Tax effect of adjustments (2)	(16)	(7)	(0.10)	(0.04)
Operating earnings	$432	$378	$2.70	$2.17
Weighted average common shares outstanding:
Basic	157.5	172.6
Diluted	160.1	174.4

(1)     Pretax operating adjustment.

(2)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2017	2016
Total net revenues	$2,901	$2,765
Less: CIEs revenue	22	24
Less: Net realized investment gains (losses)	17	(16)
Less: Market impact on indexed universal life benefits	1	9
Less: Market impact of hedges on investments	1	(40)
Operating total net revenues	2,860	2,788
Less: Impact of transitioning advisory accounts to share classes without 12b-1 fees	—	34
Less: Impact of one fewer fee day	—	15
Less: Foreign exchange translation	(15)	—
Operating total net revenues excluding 12b-1, fee day and foreign exchange impacts	$2,875	$2,739

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended March 31,
(in millions, unaudited)	2017	2016
Total expenses	$2,426	$2,290
Less: CIEs expenses	21	26
Less: Market impact on variable annuity guaranteed benefits	63	(17)
Less: Market impact on indexed universal life benefits	1	(10)
Less: DAC offset to net realized investment gains (losses)	1	—
Operating expenses	$2,340	$2,291

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended March 31,
(in millions, unaudited)	2017	2016
Operating total net revenues	$2,860	$2,788
Operating expenses	2,340	2,291
Pretax operating earnings	$520	$497

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2017
(in millions, unaudited)	GAAP	Operating
Pretax Income	$475	$520
Income tax provision	$72	$88
Effective tax rate	15.2%	16.9%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

(in millions, unaudited)	Quarter Ended March 31, 2017
Pretax operating earnings	$520

Operating income tax provision	$88
Benefit from adoption of stock compensation accounting guidance	(28)
Operating income tax provision excluding benefit	$116
Effective tax rate	16.9%
Effective tax rate excluding income tax benefit	22.3%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2016
(in millions, unaudited)	GAAP	Operating
Pretax Income	$475	$497
Income tax provision	$111	$119
Effective tax rate	23.3%	23.9%

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management Operating Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2017	2016
Operating net revenues	$1,295	$1,198
Less: Impact of transitioning advisory accounts to share classes without 12b-1 fees	—	34
Less: Impact of one fewer fee day	—	6
Operating total net revenues excluding 12b-1 and fee day impacts	$1,295	$1,158

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended March 31,
(in millions, unaudited)	2017	2016
Operating total net revenues	$726	$724
Less: Distribution pass through revenues	206	199
Less: Subadvisory and other pass through revenues	92	87
Adjusted operating revenues	$428	$438

Pretax operating earnings	$150	$149
Less: Operating net investment income	4	3
Add: Amortization of intangibles	4	6
Adjusted operating earnings	$150	$152

Pretax operating margin	20.7%	20.6%
Adjusted net pretax operating margin	35.0%	34.7%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
 Other Comprehensive Income “AOCI”

	Twelve Months Ended March 31,
(in millions, unaudited)	2017	2016
Net income	$1,353	$1,533
Less: Adjustments (1)	(128)	(149)
Operating earnings	1,481	1,682
Less: Unlocking, net of tax (2)	(153)	27
Operating earnings excluding unlocking	$1,634	$1,655

Total Ameriprise Financial, Inc. shareholders’ equity	$6,684	$7,576
Less: Accumulated other comprehensive income, net of tax	419	472
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	6,265	7,104
Less: Equity impacts attributable to the consolidated investment entities	—	170
Operating equity	$6,265	$6,934

Return on equity excluding AOCI	21.6%	21.6%
Operating return on equity excluding AOCI (3)	23.6%	24.3%
Operating return on equity excluding AOCI and unlocking	26.1%	23.9%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     After-tax is calculated using the statutory tax rate of 35%.

(3)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Revenues
Management and financial advice fees	$1,482	$1,386	7%
Distribution fees	443	435	2
Net investment income	391	331	18
Premiums	339	368	(8)
Other revenues	256	254	1
Total revenues	2,911	2,774	5
Banking and deposit interest expense	10	9	(11)
Total net revenues	2,901	2,765	5
Expenses
Distribution expenses	823	770	(7)
Interest credited to fixed accounts	162	146	(11)
Benefits, claims, losses and settlement expenses	567	482	(18)
Amortization of deferred acquisition costs	72	110	35
Interest and debt expense	50	55	9
General and administrative expense	752	727	(3)
Total expenses	2,426	2,290	(6)
Pretax income	475	475	—
Income tax provision	72	111	35
Net income	$403	$364	11